Exhibit 107

Calculation of Filing Fee

Form S-3
(Form Type)

AvalonBay Communities, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, $0.01 par value per share	457(r)	(1)	(1)	(1)	(2)	(2)	--	--	--	--
	Equity	Preferred stock, $0.01 par value per share	457(r)	(1)	(1)	(1)	(2)	(2)	--	--	--	--
	Debt	Debt securities	457(r)	(1)	(1)	(1)	(2)	(2)	--	--	--	--
Fees Previously Paid	--	--	--	--	--	--	--	--	--	--	--	--
Carry Forward Securities
Carry Forward Securities	Equity	Common stock, par value $0.01 per share	415(a)(6)	(3)	--	$705,960,888	--	--	S-3	333-253532	February 25, 2021	$77,796.89(2)(3)
	Total Offering Amounts					$705,960,888		$(2)(3)
	Total Fees Previously Paid							$(3)
	Total Fee Offsets							--
	Net Fee Due							$(3)

(1)	The amount to be registered consists of an unspecified amount of the securities of each identified class as may from time to time be offered at indeterminate prices. This registration statement also covers such additional securities as may hereafter be offered or issued with respect to the shares registered hereby resulting from stock splits, stock dividends, recapitalizations or similar capital adjustments. There is also being registered hereunder such currently indeterminate number of shares of common stock as may be issued upon conversion of the debt securities or the preferred stock registered hereby and shares of preferred stock as may be issued upon conversion of the debt securities registered hereby. The proposed maximum initial offering prices per unit will be determined, from time to time, by AvalonBay Communities, Inc. (the “Company”) in connection with the issuance by the Company of the securities registered under this registration statement. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. No separate consideration will be received for securities issued upon conversion of debt securities or preferred stock.

(2)	In accordance with Rules 456(b) and 457(r) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the Company is deferring the payment of all of the registration fees, except with respect to unsold securities that have been previously registered.

(3)	Pursuant to Rule 415(a)(6) under the Securities Act, this registration statement includes $705,960,888 of securities that were previously registered, but were not sold, pursuant to the Company’s registration statement on Form S-3 (File No. 333-253532) filed with the Securities and Exchange Commission (the “SEC”) on February 25, 2021 (the “Prior Registration Statement”). The registration fee with respect to such securities, totaling $77,796.89, was previously paid when the prospectus supplement relating to such securities was filed with the SEC pursuant to Rule 424(b)(5) on January 17, 2023 and such registration fee will continue to be applied to the unsold securities. In accordance with Rule 415(a)(6), the offering of securities registered under the Prior Registration Statement will be terminated as of the date of effectiveness of this registration statement.